Exhibit (e)(3)

STRICTLY CONFIDENTIAL

Lundbeck ref. CW187694

February 2,

2024

CONFIDENTIAL

H. Lundbeck A/S

Ottiliavej 9

DK 2500 Valby

Denmark

Attention: [●]

Re:	Project X – Confidentiality Agreement

Ladies and Gentlemen:

In connection with the consideration of a possible negotiated transaction or other negotiated business deal or negotiated arrangement (a “Transaction”) between Longboard Pharmaceuticals, Inc. (together with its subsidiaries, the “Company”) and H. Lundbeck A/S (together with its subsidiaries, “Counterparty”), the Company has furnished or may furnish certain information to Counterparty and its affiliates pursuant to this letter agreement (this “Confidentiality Agreement”). Each of the Company and Counterparty is sometimes referred to herein, individually, as a “party” and, collectively, as the “parties.” In consideration of the promises stated in this Confidentiality Agreement, the parties agree as follows:

1.

As a condition to the Company furnishing any information to Counterparty, the Counterparty and its Representatives (as defined below) agree to treat confidentially and not disclose to any person (other than its Representatives in accordance with this Confidentiality Agreement) any information (whether prepared by the Company, its Representatives or otherwise, and whether oral, written or electronic) that the Company, directly or indirectly, furnishes to the Counterparty and its Representatives or that is otherwise ascertained by the Counterparty or any of its Representatives through due diligence investigations or discussions with employees or other Representatives of the Company (all such information, together with all analyses, summaries, notes, forecasts, studies, data and other documents and materials in whatever form maintained, whether prepared by or on behalf of the Company, or by the Counterparty, its Representatives or others, which contain or reflect, or are based on, any such information, the “Confidential Information”). Without limitation to the foregoing, the term “Confidential Information” shall be deemed to include information concerning the Company’s technology platforms and other intellectual property, data, know-how, compositions, processes, procedures, designs, sketches, photographs, graphs, drawings, samples, past, current, and planned research and development projects, market studies and any other information, however documented, that is a trade secret within the meaning of applicable Law. Any information which by its nature is confidential and would be judged so under a reasonable standard, or is disclosed (or otherwise provided) under circumstances reasonably indicating it is confidential, shall be considered Confidential Information regardless of whether it is marked as ‘confidential’ or reduced to writing and marked as ‘confidential’.

2.

Notwithstanding the above, Counterparty does not wish to receive any information from Company regarding (i) chemical structures, (ii) formulas, (iii) amino acid or nucleic acid sequences, (iv) information that would enable determination of the structure or the binding sites of items (i)-(iii), (v) development plans for pharmaceuticals (except for LP352), (vi) intellectual property strategies, (vii) regulatory strategies for pharmaceuticals (except for LP352), or (viii) unpublished patents and invention disclosures, and both parties acknowledge that such information is not Confidential Information nor protected under this Confidentiality Agreement, except if and to the extent Counterparty has explicitly requested any such information from Company in writing.

3.

This Confidentiality Agreement does not constitute or create any obligation of the Company to provide any Confidential Information or other information to the Counterparty, but merely defines the rights, duties and obligations of the parties with respect to Confidential Information to the extent it may be disclosed or made available.

4.

The term “Confidential Information” does not include information that: (a) is or becomes generally available to the public other than as a result of a direct or indirect disclosure, or any other act or omission, by the Counterparty or any of its Representatives in violation of the terms hereof; (b) is or becomes available to the Counterparty on a nonconfidential basis from a source (other than the Company or its Representatives) which, to the Counterparty’s knowledge, is not prohibited from disclosing such information on such basis to the Counterparty by a legal, contractual, or fiduciary obligation; or (c) is independently developed by the Counterparty or its Representatives without reference to, reliance on or use of any Confidential Information or in violation of the obligations of such Counterparty under this Confidentiality Agreement.

5.

The Counterparty and its Representatives (a) shall not (except as required by Law but only after compliance with paragraph 8 below or with the Company’s prior written consent) disclose any Confidential Information in any manner whatsoever, and (b) shall use the Confidential Information solely for the purpose of evaluating, negotiating and proposing a Transaction; provided, however, that the Counterparty may, subject to the limitations set forth in this paragraph 5, disclose the Confidential Information to its Representatives who (i) need to know the Confidential Information for the purpose of evaluating, negotiating or proposing a Transaction, (ii) are informed by the Counterparty of the confidential nature of the Confidential Information and (iii) are obligated to maintain the confidentiality of the Confidential Information and act in accordance with the terms of this Confidentiality Agreement applicable to the Counterparty’s Representatives. The Counterparty will be responsible for any actions or disclosures that would constitute a breach by its Representatives of the provisions of this Confidentiality Agreement if such Representatives were parties hereto.

6.

The Company may request that certain Confidential Information be provided for in-person review or in one or more “clean team folders” in an electronic data site maintained by or on behalf of the Company, which Confidential Information shall be made available to, and shall be accessed and reviewed by, such employees or other Representatives of the Counterparty as the Company designates in writing and on such terms as the Company designates.

7.

In addition, without the prior written consent of the other party, each party and its Representatives agree to treat confidentially and not disclose to any person (except as required by Law but only after compliance with paragraph 8 below): (a) the fact that investigations, discussions or negotiations are taking place or have taken place concerning a Transaction; (b) any of the terms, conditions or other facts with respect to any such possible Transaction, including the status thereof or either party’s consideration of a Transaction; (c) that the parties or any of their respective affiliates or subsidiaries are or have been considering or reviewing a Transaction; or (d) that this Confidentiality Agreement exists or that Confidential Information has been requested or made available to the Counterparty or its Representatives (clauses (a) through (d) collectively, the “Transaction Information”); provided, however, for clarity, each party and its Representatives shall not be restricted from making any such disclosure referred to in the foregoing clauses (a) through (d) in a manner that does not identify the other party or its affiliates in such disclosure.

8.

In the event that the Counterparty or any of its Representatives are legally required to disclose all or any part of the information contained in the Confidential Information or Transaction Information pursuant to any applicable law, regulation, rule, legal, administrative or judicial process (including by deposition, interrogatory, request for documents or under the terms of a subpoena or order issued by a court or governmental or regulatory body of competent jurisdiction) or other applicable judicial or governmental order or by the rules or regulations of an applicable stock exchange (collectively, “Law”), the Counterparty and its Representatives agree to, except to the extent prohibited by Law, promptly notify the Company of the existence, terms and circumstances surrounding such requirement so that it may seek an appropriate protective order or waive the Counterparty’s compliance with the provisions of this Confidentiality Agreement (and, if the Company seeks such an order, to provide such cooperation as the Company shall reasonably request). In any such case, the Counterparty and its Representatives agree to cooperate with the Company and use commercially reasonable efforts to avoid or minimize the required disclosure or obtain such protective order or other relief. If, failing the entry of a protective order or the receipt of a waiver hereunder, the disclosure of such information is required upon the advice of the Counterparty or its Representatives’ legal counsel, as applicable, the Counterparty and its Representatives will exercise commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such of the disclosed information, and the Counterparty and its Representatives shall then disclose only that portion of the Confidential Information or Transaction Information that is legally required to be disclosed.

9.

It is understood and agreed the Company will arrange for appropriate contacts for due diligence and other purposes. Accordingly, neither the Counterparty, its affiliates nor any of its affiliates’ Representatives will initiate or cause to be initiated any (a) communication concerning the Confidential Information, (b) requests for meetings with management in connection with a Transaction or (c) any other communication relating to a Transaction with any person (other than those Representatives of the Company identified to the Counterparty in writing (which may be via email) for such purposes). The foregoing does not restrict communication direct between the executive management of either party. In addition, the Counterparty and its Representatives agree not to conduct any survey, study or similar exercise or engage in any discussions with third parties, such as the other party’s customers, suppliers or distributors, that would reasonably be likely to identify the Company as a participant in discussions or negotiations regarding a Transaction.

10.

Counterparty agrees that, for a period of 18 months from the date of this Confidentiality Agreement, without the Company’s prior written consent, neither Counterparty nor any of its Representatives acting on its behalf shall in any manner, directly or indirectly: (1) make, effect, seek, offer or propose (whether publicly or otherwise) to effect, participate in or facilitate or encourage any other person to effect, seek, offer or propose (whether publicly or otherwise) to effect or participate in, (a) any acquisition of, or obtaining any economic interest in, any securities or beneficial ownership thereof (directly or by means of any derivative securities), or rights or options to acquire, or obtain economic interest in, any securities or beneficial ownership thereof (directly or by means of any derivative securities), or any assets, indebtedness or businesses of the Company, (b) any tender offer or exchange offer, merger or other business combination involving the Company or any of its assets, (c) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company, or (d) any “solicitation” of “proxies” (as such terms are used in the Securities Exchange Act of 1934, as amended (the “1934 Act”), and Rule 14a-1 promulgated thereunder) or consents to vote any securities of the Company, including soliciting consents or taking any other action with respect to the calling of a special meeting of the Company’s shareholders;

(2) form, join or in any way participate in a “group” (as defined under the 1934 Act) with respect to the Company; (3) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, Board of Directors or policies of the Company or to obtain representation on the Board of Directors of the Company; (4) disclose or direct any person to disclose, any intention, plan or arrangement inconsistent with the foregoing; (5) take any action that could reasonably be expected to result in a request by a court of competent jurisdiction or by a governmental body to disclose, or could cause or require either party to disclose or make a public announcement regarding, any Transaction Information or all or any part of the information contained in the Confidential Information or any matter of the types set forth in this paragraph; (6) advise, assist or encourage or direct any person to advise, assist or encourage any other persons in connection with any of the foregoing; or (7) request of the Company or any of its Representatives, directly or indirectly, that the Company amend or waive any provision of this paragraph (including this sentence); provided that, nothing in the foregoing shall restrict Counterparty from confidentially communicating to the Company’s board of directors or chief executive officer any non-public proposals regarding a possible Transaction in such a manner as would not reasonably be expected to require public disclosure thereof under any Law applicable to the Company or its Representatives or to Counterparty or its Representatives. Despite the foregoing, each of the restrictions contained in the immediately preceding sentence shall lapse at such time as the Company enters into a definitive agreement with any third party with respect to a merger, sale of assets or securities (including a tender offer or exchange offer) or other business combination as a result of which such third party would succeed to all or substantially all of the voting securities or assets of the other party. Counterparty acknowledges that, as of the time of the execution of this Confidentiality Agreement, neither it nor its controlled affiliates beneficially own, directly or indirectly, any debt or equity securities of the Company or any rights or options to acquire any such securities (or beneficial ownership thereof).

11.

At any time upon the request of the Company or any of its Representatives, the Counterparty and its Representatives shall promptly, and in any event, within 10 days following such request, at the Counterparty’s election, return or destroy all Confidential Information then in its and its Representatives’ possession, including, without limitation, all written or electronic data developed or derived from the Confidential Information. All redelivery or destruction pursuant to this paragraph 11 shall be confirmed in writing to the Company (which confirmation may be via email) by an authorized Representative of the Counterparty. Notwithstanding the foregoing, the Counterparty and its Representatives may retain (i) copies of any Confidential Information automatically maintained on routine computer system backup tapes, disks or other backup storage devices and (ii) one copy for legal archival purposes; provided, that, such materials referenced in this sentence shall remain subject to the confidentiality and non-use obligations of this Confidentiality Agreement applicable to Confidential Information. Despite the return or destruction of Confidential Information, the Counterparty and its Representatives will continue to be bound by the obligations hereunder.

12.

Neither the Company nor any of its Representatives has made or is making, and the Counterparty is not relying on, any express or implied representation or warranty as to the accuracy or completeness of the Confidential Information of the Company. Only those representations or warranties that are made in any definitive agreement with respect to any Transaction, when, as, and if it is executed and delivered by the persons thereto, and subject to such limitations and restrictions as may be specified in such definitive agreement, will have any legal effect. For purposes of this Confidentiality Agreement, the term “definitive agreement” does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral offer or bid or any written or oral acceptance thereof.

13.

Counterparty agrees that unless and until any definitive agreement with respect to any Transaction has been executed and delivered by the parties or their respective affiliates, neither of the parties nor any of their affiliates will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this or any written or oral expression with respect to such Transaction by any of its Representatives, except for the matters specifically agreed in this Confidentiality Agreement. No contract or agreement providing for a Transaction shall be deemed to exist unless and until a definitive agreement has been executed and delivered by each of the parties thereto. Counterparty further acknowledges and agrees that (a) the Company shall have no obligation to authorize or pursue any Transaction, (b) the Company has not authorized or made any decision to pursue or engage in any such Transaction and (c) the Company reserves the right, in its sole and absolute discretion and without giving any reason therefor, to reject all proposals and to terminate discussions and negotiations, in each case at any time, regarding a Transaction or otherwise.

14.

Counterparty also agrees that the Company nor any of its Representatives shall have any liability to Counterparty or its Representatives or equity holders on any basis (including, without limitation, in contract, tort, under federal or state securities Laws or otherwise), and Counterparty nor any of its Representatives will make any claims whatsoever against the Company or its Representatives in connection with: (a) any written or oral expression made by or on behalf of the Company with respect to a Transaction; (b) Counterparty and its Representatives’ participation in evaluating a possible Transaction; (c) Counterparty or its Representatives’ review of or use or content of the Confidential Information of the Company or any errors therein or omissions therefrom; or (d) any action or omission by Counterparty or its Representatives in reliance on the Confidential Information of the Company, except, in each case, as may be permitted by the express terms of any definitive agreement entered into in respect of a Transaction.

15.

It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege under this Confidentiality Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. Except for paragraph 2, no provision of this Confidentiality Agreement can be waived, amended or otherwise modified except by means of a written instrument that is validly executed on behalf of both of the parties and that refers specifically to the particular provision or provisions being waived, amended or otherwise modified; provided, that this Confidentiality Agreement shall not be subsequently limited or amended by any “click through” agreement or acknowledgement relating to the Confidential Information agreed to by Counterparty or its Representatives in connection with their access to any electronic data site maintained in connection with a Transaction.

16.

Counterparty agrees that the Company may be irreparably injured by a breach of this Confidentiality Agreement and that money damages may be an inadequate remedy for an actual or threatened breach of this Confidentiality Agreement because of the difficulty of ascertaining the amount of damages that will be suffered in the event that this Confidentiality Agreement is breached. Therefore, Counterparty agrees to the granting of specific performance of this Confidentiality Agreement and injunctive or other equitable relief in favor of the non-breaching party as a remedy for any such breach, without proof of actual damages. Counterparty further agrees to waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy of the Company in the event that this Confidentiality Agreement is breached but shall be in addition to all other remedies available at law or in equity.

17.

No party may assign this Confidentiality Agreement other than with the prior written consent of the other party. Any assignment of this Confidentiality Agreement by either party without the prior written consent of the other party shall be void ab initio and shall constitute a breach of this Confidentiality Agreement. This Confidentiality Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

18.

The parties will as part of their contractual relationship and to perform their respective obligations under this Confidentiality Agreement share the names and contact information of certain employees engaged by the parties who are working to fulfil this Confidentiality Agreement (hereinafter “Employees”). Each party acknowledges and agrees that it will on behalf of the other party provide its own Employees with information about the other party’s collection and processing of the Employees’ personal data. Such information must comply with applicable data protection laws, including Articles 13 and 14 of Regulation (EU) 2016/679 of 27 April 2016 (the General Data Protection Regulation). No other personal data about Employees or other data subjects will be exchanged, made accessible or otherwise processed under this Confidentiality Agreement unless otherwise agreed. Any such sharing of other personal data will comply with applicable law.

19.

This Confidentiality Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all previous agreements, written or oral, between the parties or their respective affiliates, relating to the subject matter hereof.

20.

If any term, provision, covenant or restriction of this Confidentiality Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Confidentiality Agreement shall remain in full force and effect to the fullest extent permitted by applicable Law and shall in no way be affected, impaired or invalidated.

21.

THIS CONFIDENTIALITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. EACH PARTY IRREVOCABLY: (A) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (THE “COURT OF CHANCERY”), OR IN THE EVENT THAT THE COURT OF CHANCERY LACKS JURISDICTION, ANY OTHER STATE OR FEDERAL COURT OF THE STATE OF DELAWARE, FOR PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS CONFIDENTIALITY AGREEMENT OR OF THE TRANSACTIONS CONTEMPLATED HEREBY THAT IS BROUGHT BY OR AGAINST EITHER PARTY; AND (B) AGREE THAT THE EXCLUSIVE VENUE OF SUCH SUIT, ACTION OR PROCEEDING WILL BE IN THE COURT OF CHANCERY, OR IN THE EVENT THAT THE COURT OF CHANCERY LACKS JURISDICTION, ANY OTHER STATE OR FEDERAL COURT OF THE STATE OF DELAWARE. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS CONFIDENTIALITY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN THE COURT OF CHANCERY OR, IF APPLICABLE, ANY OTHER STATE OR FEDERAL COURT OF THE STATE OF DELAWARE, AND HEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, OR THAT VENUE IS IMPROPER IN SUCH COURT, OR THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER ITS PERSON OR THE SUBJECT MATTER. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS CONFIDENTIALITY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

22.

For purposes of this Confidentiality Agreement: (a) the term “Representatives” means (x) the directors, officers, employees, investment professionals, agents, affiliates, partners, advisors, or representatives (including attorneys, accountants, consultants and financial advisors) of a party, and (y) only from and after such time as the Company consents in writing in its sole discretion, potential sources of debt or equity financing to Counterparty or its affiliates (provided, that any potential financing sources enter into a confidentiality agreement with such party that includes obligations that are at least as restrictive as the obligations in this Confidentiality Agreement, and that the other party shall be a third party beneficiary thereof); (b) the term “subsidiary” means, when used with respect to any party, (x) a person or entity of which such party beneficially owns, directly or indirectly, more than 50% of the total combined voting power of all classes of voting securities of such person or entity, the total combined equity interests of such person or entity or the capital or profit interests, in the case of a partnership, or (y) a person or entity of which such party has the power to vote, directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body of such person or entity; (c) the term “control” means, when used with respect to any specified person or entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or other interests, by contract, agreement, or otherwise; (d) the term “affiliate” means, when used with respect to any party, any company or other entity which such party controls, is controlled by, or is under common control with; (e) the term “person” shall be broadly interpreted to include a natural person, the internet, the media and any corporation, partnership, group, or other entity; and (f) the use of the word “or” will not be interpreted as exclusive. For the avoidance of doubt, without the Company’s prior written consent, Counterparty agrees that it will not, directly or indirectly, (i) approach, team, co-venture, club or otherwise partner with any person that may be interested in participating in a Transaction with the Company as a principal, co-investor, co-bidder or financing source; (ii) engage in any discussions which might lead to, or enter into, any agreement, arrangement or understanding with any such person; or (iii) with respect to any potential debt financing sources, enter into any agreement, arrangement or understanding with any such person that would prevent such person from providing potential debt financing in connection with a possible transaction with the other party to any third party.

23.

By making Confidential Information or other information available to the Counterparty or its Representatives, the Company is not, and shall not be deemed to be, granting (expressly or by implication) any license or other right under or with respect to any patent, trade secret, copyright, trademark or other proprietary or intellectual property right.

24.

This Confidentiality Agreement and the restrictions on use and disclosure of Confidential Information shall remain in effect for (i) an unlimited period of time with respect to Confidential Information constituting archival or back-up copies and (ii) a period of five (5) years following the date of this Confidentiality Agreement with respect to all other Confidential Information.

25.

This Confidentiality Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same agreement. Signatures to this Confidentiality Agreement transmitted by DocuSign, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

[Signature page follows]

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this Confidentiality Agreement, which will constitute our agreement with respect to the matters set forth herein.

Very truly yours,

LONGBOARD PHARMACEUTICALS, INC. 02-Feb-2024

By:	/s/ Kevin Lind
Name: Kevin Lind
Title: President & Chief Executive Officer

H. LUNDBECK A/S: 02-Feb-2024

By:	/s/ Gregor Macdonald
Name: Gregor Macdonald
Title: VP and Head of Search and Assessment, CBDS

[Signature Page to Confidentiality Agreement]

H. Lundbeck A/S CW187694 – Amendment – Executed version – HEEB – 29 June 2024

AMENDMENT 01

(“Amendment”)

to Confidentiality Agreement

executed version dated 2 February 2024

as currently amended (“Agreement”)

between

Longboard Pharmaceuticals, Inc.

4275 Executive Square, Ste 950

La Jolla, CA 92037

United States

(“Company”)

and

H. Counterparty A/S

Company Registration No. (CVR): 56759913

Ottiliavej 9

2500 Valby

Denmark

(“Counterparty”)

Company and Counterparty may be referred to herein individually as a “Party” or collectively as the “Parties”.

WHEREAS, the Parties have entered into the Agreement on 2 February 2024, and

WHEREAS, the Parties now desire to amend Section 2 to remove all restrictions on Company sharing information about or relating to the compounds known as bexicaserin (or “LP352”) and “LP659”, meaning that any such information disclosed will constitute Confidential Information and be protected under this Agreement (subject to exceptions and limitations provided in the Agreement).

NOW, THEREFORE, and in consideration of the mutual covenants contained herein, the Parties have agreed to amend the Agreement as set forth in this Amendment:

A.	The terms defined in the Agreement shall have the same meaning herein as therein unless otherwise explicitly indicated.

(Template Version December 2022. Updated by HEEB)

H. Lundbeck A/S CW187694 – Amendment – Executed version – HEEB – 29 June 2024

B.	Section 2 is hereby deleted, amended and restated in its entirety as follows:

2.

Notwithstanding the above, except with respect to bexicaserin (or LP352) and LP659, Counterparty does not wish to receive any information from Company regarding (i) chemical structures, (ii) formulas, (iii) amino acid or nucleic acid sequences, (iv) information that would enable determination of the structure or the binding sites of items (i)-(iii), (v) development plans for pharmaceuticals, (vi) intellectual property strategies, (vii) regulatory strategies for pharmaceuticals, or (viii) unpublished patents and invention disclosures, and both parties acknowledge that such information is not Confidential Information nor protected under this Confidentiality Agreement, except if and to the extent Counterparty has explicitly requested any such information from Company in writing.

C.

This Amendment shall form an integral part of the Agreement and shall be regarded as incorporated into the Agreement in every respect as of the date this Amendment is executed by both Parties. All other terms and conditions of the Agreement shall remain in force unchanged.

In case of inconsistency between the terms and conditions of the Agreement and this Amendment, the latter shall prevail to the extent of such inconsistency but no further.

This Amendment may be signed in counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute one and the same instrument. Furthermore, the Parties agree that signatures may be exchanged by electronic means (e.g. using DocuSign or PDF-signature), and that signatures by electronic means shall have the same force and effect as handwritten signatures for the purposes of validity, enforceability and admissibility.

[Signature page follows]

(Template Version December 2022. Updated by HEEB)

H. Lundbeck A/S CW187694 – Amendment – Executed version – HEEB – 29 June 2024

H. Lundbeck A/S	Longboard Pharmaceuticals, Inc.

Date: 29-June-2024	Date: 29-June-2024

/s/ Gregor Macdonald	/s/ Kevin Lind
Name: Gregor Macdonald	Name: Kevin Lind
Title: VP and Head of Search and Assessment, CBD	Title: President & Chief Executive Officer

(Template Version December 2022. Updated by HEEB)
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